Exhibit 23.13

Consent of Independent Auditors

The Board of Directors

Kennedy-Wilson Holdings, Inc.:

We consent to the use of our report dated February 14, 2013, with respect to the statement of revenues and certain expenses of 950 Harrington Avenue for the year ended December 31, 2011, incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, which report appears in the Current Report on Form 8-K of Kennedy-Wilson Holdings, Inc. dated February 14, 2013, incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Los Angeles, California

November 1, 2013